Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports First Quarter Results
and Announces Multiple New Development Agreements

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the first quarter of 2021.

Financial and Operational Highlights

•Mineral and royalty production for the first quarter of 2021 equaled 31.1 MBoe/d, a decrease of 3% over the prior quarter; total production, including working interest volumes, was 36.8 MBoe/d for the quarter.
•Net income and Adjusted EBITDA for the quarter totaled $16.2 million and $60.0 million, respectively.
•Distributable cash flow was $53.8 million for the first quarter, resulting in distribution coverage for all units of 1.5x based on the announced cash distribution of $0.175 per unit.
•Total debt at the end of the first quarter was $111.0 million; total debt to trailing twelve-month Adjusted EBITDA was 0.4x at quarter-end. As of April 30, 2021, total debt had been reduced to $96.0 million.
•Effective April 30, 2021, Black Stone’s borrowing base under its revolving credit facility was reaffirmed at $400 million. As part of the redetermination process, Black Stone and its lenders agreed to extend the maturity date of the facility to November 1, 2024.

Strategic Highlights

Subsequent to the end of the first quarter of 2021, Black Stone:
• Entered into an agreement with affiliates of Aethon Energy (“Aethon”) to develop certain of the Company’s undeveloped Shelby Trough Haynesville and Bossier acreage in San Augustine County, Texas.
• Entered into an agreement with a consortium of operators through which the operators will drill up to three test wells for the Austin Chalk formation on Black Stone acreage in East Texas using high-intensity, multi-stage completions; the initial test well under the agreement was spud in April 2021.
• Entered into an agreement with a large, private independent operator to develop additional Black Stone acreage within the Austin Chalk formation in East Texas.
• Agreed to acquire mineral and royalty properties in the northern Midland Basin for total consideration of $20.7 million in cash and BSM common units.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “We are encouraged by the rebound in commodity prices and increases in producer activity across our acreage, and by our successful efforts to attract operator capital to our large, contiguous, high-net positions in East Texas. The agreements signed over the past few months will help delineate over 200,000 gross Black Stone acres in the Austin Chalk formation alone, while retaining significant additional acreage in the area for further development deals. These organic projects, if successful, provide for years of high-quality drilling locations and, combined with our acquisition efforts, give us multiple avenues to drive accretive growth for our unitholders.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volume was 31.1 MBoe/d (73% natural gas) for the first quarter of 2021, compared to 32.0 MBoe/d for the fourth quarter of 2020. Mineral and royalty production for the first quarter of 2020 was 36.7 MBoe/d.

Working interest production for the first quarter of 2021 was 5.8 MBoe/d, and represents a decrease of 17% from the levels generated in the quarter ended December 31, 2020 and a decrease of 44% from the quarter ended March 31, 2020. The continued decline in working interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 36.8 MBoe/d (84% mineral and royalty, 75% natural gas) for the first quarter of 2021. Total production was 39.0 MBoe/d and 46.9 MBoe/d for the quarters ended December 31, 2020 and March 31, 2020, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $26.27 for the quarter ended March 31, 2021. This is an increase of 18% from $22.21 per Boe from the fourth quarter of 2020 and a 26% increase compared to $20.81 for the first quarter of 2020.

Black Stone reported oil and gas revenue of $87.1 million (51% oil and condensate) for the first quarter of 2021, an increase of 9% from $79.7 million in the fourth quarter of 2020. Oil and gas revenue in the first quarter of 2020 was $88.7 million.

The Company reported a loss on commodity derivative instruments of $27.9 million for the first quarter of 2021, composed of a $4.5 million loss from realized settlements and a non-cash $23.4 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss of $3.6 million and a gain of $90.0 million on commodity derivative instruments for the quarters ended December 31, 2020 and March 31, 2020, respectively.

Lease bonus and other income was $2.4 million for the first quarter of 2021, primarily related to leasing activity in the Austin Chalk. Lease bonus and other income for the quarters ended December 31, 2020 and March 31, 2020 was $1.4 million and $4.3 million, respectively.

There was no impairment for the quarters ended March 31, 2021 and December 31, 2020 and a $51.0 impairment for the quarter ended March 31, 2020.

The Company reported net income of $16.2 million for the quarter ended March 31, 2021, compared to net income of $30.3 million in the preceding quarter. For the quarter ended March 31, 2020, net income was $76.1 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the first quarter of 2021 was $60.0 million, which compares to $72.3 million in the fourth quarter of 2020 and $71.1 million in the first quarter of 2020. Distributable cash flow for the quarter ended March 31, 2021 was $53.8 million. For the quarters ended December 31, 2020 and March 31, 2020, distributable cash flow was $65.9 million and $66.2 million, respectively. The decreases in Adjusted EBITDA and distributable cash flow for the first quarter of 2021 relative to the fourth quarter of 2020 and first quarter of 2020 are primarily attributable to lower realized settlements on the Company's commodity derivatives.

Financial Position and Activities

As of March 31, 2021, Black Stone Minerals had $3.8 million in cash and $111.0 million outstanding under its credit facility. The ratio of total debt at March 31, 2021 to trailing twelve-month Adjusted EBITDA was 0.4x. As of April 30, 2021, $96.0 million was outstanding under the credit facility and the Company had $10.3 million in cash.

Subsequent to quarter-end, Black Stone's borrowing base was reaffirmed at $400 million. As part of the redetermination process, the term of the credit facility was extended until November 1, 2024. Black Stone is in compliance with all financial covenants associated with its credit facility.

During the first quarter of 2021, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program and issued no units under its at-the-market offering program.

First Quarter 2021 Distributions

As previously announced, the Board approved a cash distribution of $0.175 for each common unit attributable to the first quarter of 2021. The quarterly distribution coverage ratio attributable to the first quarter of 2021 was approximately 1.5x. Distributions will be payable on May 21, 2021 to unitholders of record as of the close of business on May 14, 2021.

Activity Update

Rig Activity

As of March 31, 2021, Black Stone had 59 rigs operating across its acreage position, an increase relative to the 38 rigs on the Company's acreage as of December 31, 2020 and the 54 rigs operating on the Company's acreage as of March 31, 2020.

Shelby Trough Development Update

Angelina County
Aethon has successfully drilled the initial two wells under the development agreement covering Angelina County and expects to turn those wells to sales in the second quarter of 2021. Under the terms of that agreement, Aethon will drill a minimum of four wells on Black Stone acreage in the first program year ending in September 2021, escalating to a minimum of 15 wells per program year starting with the third program year.

San Augustine County
In March 2021, Black Stone and XTO Energy, Inc. (“XTO”) reached an agreement to partition jointly owned working interests in the Brent Miller development area in San Augustine County. Under the partition agreement, Black Stone and XTO exchanged working interests in certain existing and proposed drilling units, resulting in each company holding 100% of the working interests in their respective partitioned units.

In May 2021, Black Stone and Aethon entered into an agreement to develop certain of the Company’s undeveloped acreage in San Augustine County, including the working interests resulting from the partition agreement discussed above. The agreement provides for minimum well commitments by Aethon in exchange for reduced royalty rates and exclusive access to Black Stone’s mineral and leasehold acreage in the contract area. The agreement calls for a minimum of five wells to be drilled in the initial program year, which begins in the third quarter of 2021, increasing to a minimum of 12 wells per year beginning with the fourth program year. The Company’s development agreement with Aethon and related drilling commitments covering its San Augustine County acreage is independent of the development agreement and associated commitments covering Angelina County.

Austin Chalk Update

In April 2021, Black Stone entered into an agreement with several operators to test and develop areas of the Austin Chalk in
East Texas where the Company has significant acreage positions. Recent drilling results have shown that advances in fracturing and other completion techniques can dramatically improve well performance in existing Austin Chalk fields. Under the terms of the agreement, the operators will participate in three test wells targeting the Austin Chalk formation. Assuming the test well program is successful, Black Stone anticipates entering into separate agreements with each operator to further develop the acreage.
In April 2021, Black Stone also entered into an agreement with a large, private independent operator to drill and complete multiple Austin Chalk wells on Company acreage within East Texas in 2021. If the initial wells are successful, the operator has the option to expand the Austin Chalk development program on additional Black Stone acreage.

In February of 2021, Black Stone entered into an agreement with a large, publicly traded independent operator by which the operator will undertake a program to drill, test, and complete wells in the Austin Chalk formation on certain of the Company’s acreage in East Texas. If the initial wells are successful, the operator has the option to expand the Austin Chalk drilling program over a significant acreage position, the majority of which is owned and controlled by the Company.

Acquisition Update

In May 2021, Black Stone entered into an agreement to acquire mineral and royalty acreage in the northern Midland
Basin for total consideration of $20.7 million. The purchase price will consist of $10 million in cash and $10.7 million in BSM common units. The acquisition is expected to close in the second quarter of 2021.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2021 and 2022. The Company's hedge position as of April 30, 2021 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
1Q21	220	$38.97
2Q21	660	$38.97
3Q21	660	$38.97
4Q21	660	$38.97
1Q22	150	$55.47
2Q22	150	$55.47
3Q22	150	$55.47
4Q22	150	$55.47

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
2Q21	10,010	$2.69
3Q21	10,120	$2.69
4Q21	10,120	$2.69

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the first quarter of 2021, which is expected to be filed on or around May 4, 2021.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2021 on Tuesday, May 4, 2021 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (877) 447-4732 and use conference code 3175119. A recording of the conference call will be available on Black Stone's website through June 3, 2021.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other parties in response to the pandemic;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•competition in the oil and natural gas industry; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Jeffrey P. Wood
President and Chief Financial Officer

Evan Kiefer
Vice President, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2021	2020

REVENUE
Oil and condensate sales	$44,176	$52,093
Natural gas and natural gas liquids sales	42,889	36,642
Lease bonus and other income	2,385	4,308
Revenue from contracts with customers	89,450	93,043
Gain (loss) on commodity derivative instruments	(27,882)	90,011
TOTAL REVENUE	61,568	183,054
OPERATING (INCOME) EXPENSE
Lease operating expense	2,664	3,827
Production costs and ad valorem taxes	11,842	12,376
Exploration expense	1,073	1
Depreciation, depletion, and amortization	15,632	23,182
Impairment of oil and natural gas properties	—	51,031
General and administrative	12,852	11,856
Accretion of asset retirement obligations	292	272
TOTAL OPERATING EXPENSE	44,355	102,545
INCOME (LOSS) FROM OPERATIONS	17,213	80,509
OTHER INCOME (EXPENSE)
Interest and investment income	—	31
Interest expense	(1,210)	(4,427)
Other income (expense)	183	(1)
TOTAL OTHER EXPENSE	(1,027)	(4,397)
NET INCOME (LOSS)	16,186	76,112
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$10,936	$70,862
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—
Common units	10,936	70,862
	$10,936	$70,862
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.05	$0.34
Per common unit (diluted)	$0.05	$0.34
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	207,442	206,631
Weighted average common units outstanding (diluted)	207,442	206,631

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended March 31,
	2021	2020

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	829	1,163
Natural gas (MMcf)[1]	14,911	18,612
Equivalents (MBoe)	3,314	4,265
Equivalents/day (MBoe)	36.8	46.9
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$53.29	$44.79
Natural gas ($/Mcf)[1]	2.88	1.97
Equivalents ($/Boe)	$26.27	$20.81
Revenue:
Oil and condensate sales	$44,176	$52,093
Natural gas and natural gas liquids sales[1]	42,889	36,642
Lease bonus and other income	2,385	4,308
Revenue from contracts with customers	89,450	93,043
Gain (loss) on commodity derivative instruments	(27,882)	90,011
Total revenue	$61,568	$183,054
Operating expenses:
Lease operating expense	$2,664	$3,827
Production costs and ad valorem taxes	11,842	12,376
Exploration expense	1,073	1
Depreciation, depletion, and amortization	15,632	23,182
Impairment of oil and natural gas properties	—	51,031
General and administrative	12,852	11,856
Other expense:
Interest expense	1,210	4,427
Per Boe:
Lease operating expense (per working interest Boe)	$5.14	$4.12
Production costs and ad valorem taxes	3.57	2.90
Depreciation, depletion, and amortization	4.72	5.44
General and administrative	3.88	2.78
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and our ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to noncontrolling interests and preferred unitholders, and restructuring charges.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended March 31,
	2021	2020

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$16,186	$76,112
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	15,632	23,182
Impairment of oil and natural gas properties	—	51,031
Interest expense	1,210	4,427
Income tax expense (benefit)	(157)	36
Accretion of asset retirement obligations	292	272
Equity–based compensation	3,462	(2,894)
Unrealized (gain) loss on commodity derivative instruments	23,359	(81,057)
Adjusted EBITDA	59,984	71,109
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(9)	(302)
Cash interest expense	(953)	(4,168)
Preferred unit distributions	(5,250)	(5,250)
Restructuring charges[1]	—	4,815
Distributable cash flow	$53,772	$66,204

Total units outstanding[2]	207,552	206,709
Distributable cash flow per unit	$0.259	$0.320
1 Restructuring charges include non-recurring costs associated with broad workforce reduction in the first quarter of 2020.
2 The distribution attributable to the three months ended March 31, 2021 is estimated using 207,552,011 common units as of April 30, 2021; the exact amount of the distribution attributable to the three months ended March 31, 2021 will be determined based on units outstanding as of the record date of May 14, 2021. Distributions attributable to the three months ended March 31, 2020 were calculated using 206,709,448 common units as of the record date of May 14, 2020.